Exhibit 10.1

ARBITRON INC.

Schedule of 2004 Bonuses and 2005 Bonus Parameters
for Named Executive Officers

2004 Bonuses for Named Executive Officers

     On January 27, 2005, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Arbitron Inc. (the “Company”) met and made certain determinations that affect the bonuses for executive officers for 2004.

     The Committee previously established certain parameters for determining bonuses for executive officers for 2004. These parameters included achievement of various objective and subjective Company performance goals, as well as individual performance goals in certain circumstances. The bonus determinations for Mr. Steve Morris, the Company’s President and Chief Executive Officer, and Mr. Bill Walsh, the Company’s Executive Vice President, Finance and Planning and Chief Financial Officer, were established based on the Committee’s review and determination of the Company’s 2004 performance in comparison to the goals established by the Committee. Bonuses for Mr. Owen Charlebois, Ms. Linda Dupree and Mr. Pierre Bouvard, the Company’s other named executive officers, were established based on an assessment of their individual performance and the determination by the Committee of the Company’s performance based on the goals previously established by the Committee. As a result of the Committee’s review and determination, the following executive officers will be entitled to a bonus for 2004 in the amounts set forth below:

Name and Principal Position	2004 Bonus

Steven B. Morris
President and Chief Executive Officer	77% of 2004 base salary

Owen Charlebois
President, U.S. Media Services	51% of 2004 base salary

Linda Dupree
Senior Vice President, Portable People Meter/National Marketing Panel	49% of 2004 base salary

William J. Walsh
Executive Vice President of Finance and Planning and Chief Financial Officer	44% of 2004 base salary

Pierre C. Bouvard
President, Portable People Meter/International	41% of 2004 base salary

2005 Bonus Parameters for Named Executive Officers

     On February 23, 2005, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Arbitron Inc. (the “Company”) met and approved the establishment of certain parameters for determining bonuses for executive officers for 2005, which would be payable in early 2006.

     The Committee set various objective and subjective Company goals in terms of earnings per share, revenue and implementation of certain non-financial initiatives, with certain weightings attributable to achievement of each of these goals. The Committee then established various criteria for achieving “threshold”, “target” and “superior” performance in relation to these goals. Under the bonus arrangements currently in place, each executive officer’s bonus can be weighted to take into account achievement of both Company goals and individual goals. As a general matter, the bulk of an executive officer’s bonus for 2005 will be determined as a result of achievement of Company goals, with the remaining portion based on achievement of individual goals, except in the case of Mr. Steve Morris, the Company’s President and Chief Executive Officer, and Bill Walsh, the Company’s Executive Vice President,

Exhibit 10.1

Finance and Planning and Chief Financial Officer, whose bonuses will be determined entirely on the basis of achievement of Company goals.

     Taking into account the foregoing, the Committee established a “target” bonus for each executive officer, expressed as a percentage of base salary. The target bonuses for the executive officers who are expected to be “named executive officers” in 2005 are set forth below:

Name and Principal Position	2005 Target Bonus

Steven B. Morris
President and Chief Executive Officer	75% of 2005 base salary

Owen Charlebois
President, U.S. Media Services	50% of 2005 base salary

Pierre C. Bouvard
President, Portable People Meter/International	40% of 2005 base salary

William J. Walsh
Executive Vice President of Finance and Planning and Chief Financial Officer	40% of 2005 base salary

Scott Henry
Executive Vice President and Chief Information Officer	40% of 2005 base salary

     In addition, the Committee approved a supplementary bonus opportunity based on achievement of certain additional non-financial goals in 2005. Under this opportunity, executive officers may be eligible to receive an additional bonus equal to up to 100% of their “target” bonus if these non-financial goals are achieved.

     The Committee has the discretion to award bonuses in excess of the percentages set forth above.